UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   December 1, 2010

SYNTHETIC FIXED-INCOME SECURITIES, INC.
ON BEHALF OF:
STRATSSM TRUST FOR DAIMLERCHRYSLER NA HOLDING SECURITIES, SERIES 2004-10

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-111858-05	52-2316339
001-32281
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Synthetic Fixed-Income Securities, Inc.
301 South College
Charlotte, North Carolina	28288
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 214-6282

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The STRATSSM TRUST FOR DAIMLERCHRYSLER NA HOLDING SECURITIES, SERIES 2004-10, which we refer to herein as the “Trust,” was formed pursuant to the Base Trust Agreement, dated as of September 26, 2003, between Synthetic Fixed-Income Securities, Inc., as trustor, and U.S. Bank Trust National Association, as trustee and securities intermediary, as supplemented by the STRATSSM Certificates Series Supplement 2004-10 in respect of the Trust dated as of August 6, 2004 (we refer herein to the Base Trust Agreement as so supplemented by such Series Supplement as the “Trust Agreement”).

Item 8.01. OTHER EVENTS

The Trustor of the STRATSSM Certificates, Series 2004-10, CUSIP # 86311U205 and New York Stock Exchange Symbol GJL (the “Certificates”), has determined that an SEC Reporting Failure (as defined in the Trust Agreement) has occurred due to Daimler AG, which is the guarantor of the Underlying Securities held by the Trust, having terminated its obligations to file periodic reports under the Securities Exchange Act of 1934.  Because an SEC Reporting Failure under the Trust Agreement occurred, the Trust will terminate following liquidation of the assets of the Trust.  The  assets of the Trust consist of $680,000 aggregate principal amount of 6.50% Notes due November 15, 2013 (the “Underlying Securities”) issued by DaimlerChrysler North America Holding Corporation and the rights of the Trust under a Swap Agreement to which the Trust is a party.

On December 1, 2010, a  bids were solicited for the Underlying Securities in accordance with the Trust Agreement and the Swap Agreement was terminated in accordance with its terms.  The proceeds from the sale of the Underlying Securities will be distributed in accordance with the Trust Agreement, first to payments to the Swap Counterparty in connection with the termination of the Swap Agreement, and second to holders of the Certificates an amount in liquidation of and as payment in full of the Certificates, which amount is expected to be $26.033314 ($25.00 per Certificate, .99163 premium and .043151 accrued interest per Certificate).

The final distribution to Certificate holders is expected to be made on Tuesday, December 7, 2010.  Following the distribution, the Trust will terminate and the Certificates will be canceled.

SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthetic Fixed-Income Securities, Inc.

By:	/s/ John Bellissimo
Name:	John Bellissimo
Title:	Director

Date:  December 1, 2010